EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Peter Genovese
Investor Relations
+1 203 316 6537
investor.relations@gartner.com

Gartner Reports Financial Results for First Quarter 2015
Contract Value Increased 15% YoY FX Neutral to $1.562 Billion
$1.2 Billion Authorized For Share Repurchases

STAMFORD, Conn., May 7, 2015 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for first quarter 2015 and reiterated its previously announced financial outlook for full year 2015. The Company also announced that its Board of Directors authorized $1.2 billion for share repurchases.
For first quarter 2015, total revenue was $471.2 million, an increase of 5% over first quarter 2014 and 12% excluding the foreign exchange impact. First quarter 2015 net income was $28.4 million, a decrease of 25% compared to first quarter 2014. Normalized EBITDA was $80.7 million for first quarter 2015, a decrease of 5%, while Diluted Earnings Per Share was $0.32 in first quarter 2015 compared to $0.40 in first quarter 2014. Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.37 in first quarter 2015 compared to $0.44 in first quarter 2014. (See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).
Gene Hall, Gartner’s chief executive officer, commented, “The momentum we saw in 2014 continued into the first quarter of 2015. Our underlying metrics remained strong with total revenues up 12% on an FX neutral basis. Additionally, contract value growth accelerated to 15% and retention rates remained at all-time highs. We accelerated our pace of share buybacks during the quarter, and our Board has approved an additional $1.2 billion authorization for share buybacks. Overall we remain confident in our tremendous market opportunity and growth potential over the long term.”
Business Segment Highlights
Research
Revenue for first quarter 2015 was $381.1 million, up 9% compared to first quarter 2014 and 15% excluding the foreign exchange impact. The quarterly gross contribution margin was 70% in 2015 and 71% in 2014. Contract value was $1.562 billion at March 31, 2015, an increase of 15% on a foreign exchange neutral basis and 11% on a reported basis compared to March 31, 2014. Client retention increased 1 point quarter-over-quarter, to 85% in first quarter 2015, while wallet retention increased 2 points, to 106%.

-more-

Consulting
Revenue for first quarter 2015 was $76.8 million, a decrease of 9% compared to first quarter 2014 and a decrease of 3% excluding the foreign exchange impact. The revenue decrease was concentrated in our contract optimization business, which had a very strong performance in the first quarter of 2014, but returned to within its historical range in first quarter 2015. The gross contribution margin was 34% and 36% in first quarter 2015 and 2014, respectively. First quarter 2015 utilization was 67% compared to 64% in first quarter 2014. As of March 31, 2015, billable headcount was 547 compared to 512 as of March 31, 2014. Backlog was $101.4 million at March 31, 2015 compared to $111.4 million at March 31, 2014.
Events
Revenue for first quarter 2015 was $13.3 million, a decrease of 7% compared to first quarter 2014. Adjusted for the foreign exchange impact, quarterly revenue increased 11% in the 2015 period. Gross contribution margin was 18% in first quarter 2015 compared to 21% in the prior year quarter. The Company held 9 events with 4,065 attendees in first quarter 2015 compared to 8 events and 3,394 attendees in first quarter 2014.
Cash Flow and Balance Sheet Highlights
Gartner generated $5.7 million of operating cash flow in first quarter 2015 compared to $16.5 million in first quarter 2014. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $11.6 million in first quarter 2015. At March 31, 2015, the Company had $281.7 million of cash and $832.0 million of available borrowing capacity on its revolving credit facility. During the first quarter of 2015, the Company used $324.0 million in cash to repurchase its common shares.
Share Repurchase Authorization

On May 5, 2015, the Company’s Board of Directors authorized $1.2 billion to repurchase the Company's common shares. This authorization succeeds the Company’s prior $800.0 million share repurchase plan, which was fully utilized.

Financial Outlook for 2015
The Company also reiterated its previously announced financial outlook for 2015:
Projected Revenue

($ in millions)	2015 Projected Range			% Change
Research	$1,580	—	$1,600	9%	—	11%
Consulting	330	—	350	(5)	—	1
Events	240	—	255	5	—	12
Total Revenue	$2,150	—	$2,205	6%	—	9%

Projected Earnings and Cash Flow (1)

($ in millions, except per share data)	2015 Projected Range			% Change
GAAP Diluted Earnings Per Share	$2.11	—	$2.30	4%	—	13%
Diluted Earnings Per Share Excluding Acquisition Adjustments	2.27	—	2.46	1	—	10
Normalized EBITDA	405	—	430	5	—	11

Operating Cash Flow	348	—	374	—	—	8
Acquisition and Integration Payments	12	—	12	>100	—	>100
Capital Expenditures	(45)	—	(46)	17	—	19
Free Cash Flow	$315	—	$340	1%	—	9%
(1) See “Non-GAAP Financial Measures” below for descriptions of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.

Gartner, Inc.	page 2

Conference Call Information
Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, May 7, 2015 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4215 and the international dial-in number is 617-213-4867 and the participant passcode is 52120647#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.
Annual Meeting of Stockholders
Gartner will hold its 2015 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, May 28, 2015 at the Company’s offices in Stamford, Connecticut.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to clients in 9,837 distinct enterprises. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of March 31, 2015, had 7,060 associates, including 1,585 research analysts and consultants, and clients in over 90 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Normalized EBITDA: Represents operating income excluding depreciation and amortization, accretion on obligations related to excess facilities, stock-based compensation expense, and acquisition and integration charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly related to acquisitions, net of tax effect. The adjustments consist of amortization of identifiable intangibles, non-recurring acquisition and integration charges such as legal, consulting, retention, severance and other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less cash paid for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase our stock, repay debt obligations, invest in future growth through new business development activities, or make acquisitions.

Gartner, Inc.	page 3

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2015 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

# # #

Gartner, Inc.	page 4

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Research	$381,090	$348,114	9%
Consulting	76,792	84,271	(9)%
Events	13,304	14,317	(7)%
Total revenues	471,186	446,702	5%
Costs and expenses:
Cost of services and product development	177,762	170,821	4%
Selling, general and administrative	229,522	204,617	12%
Depreciation	7,989	7,459	7%
Amortization of intangibles	2,139	1,279	67%
Acquisition and integration charges	5,092	3,356	52%
Total costs and expenses	422,504	387,532	9%
Operating income	48,682	59,170	(18)%
Interest expense, net	(3,480)	(2,250)	55%
Other expense, net	(962)	(229)	>100%
Income before income taxes	44,240	56,691	(22)%
Provision for income taxes	15,889	18,955	(16)%
Net income	$28,351	$37,736	(25)%

Income per common share:
Basic	$0.33	$0.41	(20)%
Diluted	$0.32	$0.40	(20)%
Weighted average shares outstanding:
Basic	86,539	91,669	(6)%
Diluted	87,773	93,209	(6)%

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 3/31/15
Research	$381,090	$114,025	$267,065	70%
Consulting	76,792	50,465	26,327	34%
Events	13,304	10,862	2,442	18%
TOTAL	$471,186	$175,352	$295,834	63%
Three Months Ended 3/31/14
Research	$348,114	$102,013	$246,101	71%
Consulting	84,271	53,933	30,338	36%
Events	14,317	11,354	2,963	21%
TOTAL	$446,702	$167,300	$279,402	63%

SELECTED STATISTICAL DATA

	March 31, 2015	March 31, 2014
Research contract value (a)	$1.562	$1.408
Research client retention - enterprise (b)	85%	84%
Research wallet retention - enterprise (b)	106%	104%
Research client enterprises	9,837	9,094

Consulting backlog (c)	$101,400	$111,400
Consulting—quarterly utilization	67%	64%
Consulting billable headcount	547	512
Consulting—average annualized revenue per billable headcount (c)	$395	$421

Events—number of events for the quarter	9	8
Events—attendees for the quarter	4,065	3,394
 (a) In billions.
 (b) We define an enterprise as a single company or customer.
(c) In thousands.

SUPPLEMENTAL INFORMATION
Reconciliation - Operating income to Normalized EBITDA (a) (Unaudited; in thousands):

	Three Months Ended March 31,
	2015	2014
Net income	$28,351	$37,736
Interest expense, net	3,480	2,250
Other expense, net	962	229
Tax provision	15,889	18,955
Operating income	$48,682	$59,170
Normalizing adjustments:
Stock-based compensation expense (b)	16,729	13,752
Depreciation, accretion, and amortization (c)	10,152	8,775
Acquisition and integration adjustments (d)	5,092	3,356
Normalized EBITDA	$80,655	$85,053
(a) Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d) Consists of directly-related incremental expenses from acquisitions.

Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a) (Unaudited; in thousands, except per share amounts):

	Three Months Ended March 31,
	2015		2014
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted earnings per share	$28,351	$0.32	$37,736	$0.40
Acquisition adjustments, net of tax effect (b):
Amortization of acquired intangibles (c)	1,308	0.01	819	0.01
Acquisition and integration charges (d)	3,224	0.04	2,127	0.03
Diluted earnings per share excluding acquisition adjustments (e)	$32,883	$0.37	$40,682	$0.44

(a)
Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly-related to acquisitions, net of tax effect.

(b)	The effective tax rates on the adjustments were 36% and 37% for the three months ended March 31, 2015 and 2014, respectively.

(c)	Consists of non-cash amortization charges related to acquired intangibles.

(d)	Consists of directly-related incremental expenses from acquisitions.

(e)	Calculated based on 87.8 million and 93.2 million shares for the three months ended March 31, 2015 and 2014, respectively.